Exhibit 99.1

Ixia Announces New Credit Facility

CALABASAS, CA — March 3, 2015 — Ixia (Nasdaq: XXIA) today announced that it has amended its existing credit agreement and secured a new three-year, $100 million credit facility. Effective March 2, 2015, the company’s credit agreement provides for a revolving credit loan of up to $60 million and a term loan of up to $40 million. The credit facility also includes an accordion feature, which allows the company to request an increase of up to $80 million in the lenders’ total commitments under the credit facility, potentially increasing the total amount available under the credit facility to up to $180 million. Any increase under the accordion feature would be subject to the receipt of increased commitments from one or more participating or new lenders.

“We are pleased to have our new credit facility in place,” said Brent Novak, Ixia’s Chief Financial Officer. “With our new borrowing ability and our $126 million in cash, cash equivalents and investments on hand at December 31, 2014, we believe we will be well positioned to meet our obligations under our convertible notes, which become due in December 2015.”

Silicon Valley Bank serves as the administrative agent and, together with Regions Bank, acted as co-lead arranger under the amended credit agreement. Participating lenders include Cadence Bank, N.A., Barclays Bank and Stifel Financial Corp.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding the accordion feature of the credit facility and statements regarding the company’s ability to meet its obligations relating to its outstanding 3.00% Convertible Senior Notes due December 15, 2015 (the “Convertible Notes”). In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, the risk that upon any request by the company under the accordion feature of the credit facility that the lenders increase their total lending commitments, one or more of the lenders will not agree to increase their commitments, and the risk that the company will be unable to meet its obligations relating to the Convertible Notes, including without limitation the company’s obligation to repay the notes when they become due on December 15, 2015 and any requirement under the Indenture dated as of December 7, 2010 governing the Convertible Notes that the company offer to repurchase the Convertible Notes. Such factors also include those factors identified in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our other filings with the SEC. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Ixia

Ixia provides application performance and security resilience solutions to validate, secure, and optimize businesses’ physical and virtual networks. Enterprises, service providers, network equipment manufacturers, and governments worldwide rely on Ixia’s solutions to deploy new technologies and achieve efficient, secure, ongoing operation of their networks. Ixia’s powerful and versatile solutions, expert global support, and professional services equip organizations to exceed customer expectations and achieve better business outcomes. Learn more at http://www.ixiacom.com.

Financial Contact:

The Blueshirt Group

Investor Relations

Maria Riley 415-217-7722